TRANSCRIPT
OCC - Q1 2014 Optical Cable Corporation Earnings Conference Call
EVENT DATE/TIME: MARCH 14, 2014 / 10:00AM ET

CORPORATE PARTICIPANTS
Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher- IR
Neil Wilkin Optical Cable Corporation - Chairman, President, CEO
Tracy Smith Optical Cable Corporation - CFO

PRESENTATION

Operator
Good morning. My name is Maria and I will be your conference operator today. At this time, I would like to welcome you to Optical Cable Corporation's first quarter 2014 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period.

(Operator Instructions).

It is now my pleasure to turn the call over to Mr. Siegel to begin. Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher- IR
Thank you. Good morning and thank you all for participating on Optical Cable Corporation's first quarter of fiscal year 2014 conference call.

By this time, everyone should have a copy of the earnings press release. If you don't have it, please visit occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com, as well as today's call.

Now I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Thank you, Andrew, and good morning everyone. Joining me today on the call at OCC's Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer.

We will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2014 in more detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will take questions from analysts and institutional investors during the Q&A session. We also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

OCC's financial results in the first quarter of fiscal 2014 were short of our expectations. We believe the results reflect the later timing of larger projects, the seasonality typically experienced in the first quarter, and overall macroeconomic weakness.

We saw a significant increase in our sales order backlog, or forward load, after the end of the first quarter of 2014, particularly for fiber optic cable products. At the end of February, our sales order backlog was $8.1 million, which is approximately $3 million above our average month-end levels for last fiscal year. As a result, we believe it is likely that we will see a positive impact on net sales during our second quarter of fiscal 2014.

We are excited about a number of new product launches that we have planned later this year-products that we believe complement OCC's comprehensive suite of products and solutions. These are new products and product families that have been under development for some time, and include significant input from end-users. A number of these new products and new product families are part of our fiber optic and copper connectivity product lines and they are designed for both commercial structured cabling applications and harsh environment applications. We believe our new product and product family launches will build on OCC's role as a market leader and will position OCC to take advantage of growth opportunities.

During the quarter, we maintained our solid balance sheet and continued to return capital to shareholders through the regular quarterly dividend of $0.02 per share per quarter, implying an annual dividend rate of $0.08 per share. We are also pleased to have once again achieved positive cash flow from operations.

We are working hard to create value for shareholders and I want to assure you that our interests are aligned with those of you, our shareholders-as reflected by our Leadership Team's and Board's ownership of approximately one-third of OCC's outstanding shares. We look forward to reporting on our progress throughout the remainder of the year.

And with that, I will now turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our first quarter of fiscal year 2014. Tracy?

Tracy Smith - Optical Cable Corporation - CFO
Thanks Neil. The Company achieved consolidated net sales of $16.5 million during the first quarter of fiscal year 2014, compared to net sales of $17.3 million for the same period last year. Sales to customers in the United States increased 5.7% in the first quarter of fiscal year 2014, compared to last year, while net sales to customers outside of the United States decreased 24.2%, compared to the same period last year.

Gross profit decreased to $5.4 million in the first quarter of fiscal 2014, compared to $6.5 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, decreased to 32.7% in the first quarter of fiscal 2014, compared to 37.7% in the first quarter of fiscal 2013. Our gross profit margin percentage was negatively impacted by lower net sales, as certain fixed manufacturing costs were spread over lower sales. As we have previously indicated, our gross profit percentages are heavily dependent upon product mix on a quarterly basis and may vary based on both anticipated and unanticipated changes in product mix.

SG&A expenses decreased 2.3% to $6 million compared to $6.2 million for the same period last year. SG&A expenses as a percentage of net sales were 36.6% in the first quarter compared to 35.8% in the first quarter of fiscal year 2013. The decrease in SG&A expenses was primarily due to decreased shipping costs and marketing related costs.

For the first quarter of fiscal year 2014, we reported a net loss attributable to OCC of $412,000, or $0.07 per basic and diluted share, compared to net income attributable to OCC of $130,000 or $0.02 per basic and diluted share, for the same period last year.

During the first quarter of 2014, we reduced our outstanding balance on our revolving credit facility to $2 million and we had $6.6 million in available credit at January 31, 2014.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Thank you, Tracy. And now, we are happy to answer as many questions as you may have. Operator, if you could please indicate the instructions to our participants for them to call in their questions. Thank you.

QUESTION AND ANSWER

Operator
(Operator Instructions). I'm showing we have no questions at this time, sir.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Andrew, do we have any questions that were submitted in advance by non-institutional shareholders?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher- IR
No, Neil. We did not have any questions submitted by individual shareholders this quarter.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Okay. Well, I would like to thank everyone for participating on the call today. As always, we appreciate your time and your interest in Optical Cable Corporation and hope you have a nice weekend.

Operator
Thank you. This concludes Optical Cable's first quarter 2014 earnings conference call. You may now disconnect and have a great day.